EXHIBIT 10.1

Supply Agreement

Supply Agreement made effective this 3rd day of November, 2006 by and between Inverness Medical Innovations, Inc., with offices at 51 Sawyer Road, Suite 200, Waltham, MA 02453 on behalf of itself and its subsidiaries (“Inverness”) and Matritech, Inc., a Delaware corporation with its principal place of business at 330 Nevada Street, Newton, MA 02460 (“Matritech”) each “a Party” and together “the Parties”.

Whereas, the Parties are desirous of entering into arrangements for the supply to Matritech of the NMP22® BladderChek® Test,

Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0    Definitions

1.1 Affiliate
in relation to a Party means any other entity which directly or indirectly Controls is Controlled by or is under direct or indirect (e.g. through an intermediate subsidiary) common Control with that Party from time to time.

1.2 Approved Custom
Manufacturers	means, collectively, the entities listed on Schedule 6 hereof, as it may be amended in Writing from time to time by Inverness and Matritech.

1.3 Inverness/Approved
Custom Manufacturer
Raw Materials	means any and all raw materials supplied by Inverness or an Approved Custom Manufacturer for incorporation into the Products.

1.4 Biologicals	means all biological materials incorporated into the Products.

1.5 Business Days	means any day excluding Saturday and Sunday or any public holidays in the country where either Party is based.

1.6 Control	means that an entity owns fifty percent (50%) or more of the voting shares of a second entity, and Control and Controlled shall be interpreted accordingly.

1.7 Effective Date	means the date set forth in the first sentence of this Agreement.

1.8 Firm Order	has the meaning given to it in clause 3.4, and refers to the first three (3) months of each Written forecast provided by Matritech to Inverness and the applicable Approved Custom Manufacturer.

1.9 Force Majeure
means, in relation to a Party, any circumstance beyond the reasonable control of that Party; provided, however, that labor strife affecting a Party’s own workforce or that of an Approved Custom Manufacturer, such as strikes, lock-outs or other industrial actions, shall not constitute a Force Majeure circumstance.

1.10 Identified Confidential
Information
means any information or data, regardless of whether it is in tangible form, disclosed by either Party (the “disclosing Party”) that the disclosing Party has either marked as confidential or proprietary, or has identified in Writing as confidential or proprietary within thirty (30) days of disclosure to the other Party (the “receiving Party”); provided, however, that reports and/or information related to a disclosing Party’s business plans, strategies, technology, research and development, current and prospective customers, billing records, and products or services shall be deemed Identified Confidential Information of the disclosing Party even if not so marked or identified. Information will not be deemed Identified Confidential Information hereunder if such information: (a) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (b) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (d) is independently developed by a receiving Party without reference to or use of the other Party’s Identified Confidential Information.

1.11 Intellectual
Property	means:-

i) copyrights, patents, database rights and rights in trademark designs, know-how and confidential information (whether registered or unregistered);
ii) applications for registration or the right to apply for registration for any of those rights; and
iii) all other intellectual property rights and the equivalent or similar forms of protection existing anywhere in the world.

1.12 Inverness Patents	means those patents listed on Schedule 1.

1.13 Matritech Raw
Materials	means any and all raw materials supplied by Matritech for incorporation into the Products as set out in Schedule 5, as it may be amended from time to time by the Parties in Writing.

1.14 Matritech Technology	means any Technology of Matritech relating to the Products existing as of the Effective Date and disclosed by Matritech to Inverness from time to time.

1.15 New Technology
means any Technology and/or Intellectual Property developed by Inverness or an Approved Custom Manufacturer in the manufacture of the Products and, for the avoidance of doubt, not including Matritech Technology.

1.16 Price	means the price for the Product payable by Matritech to Inverness, which may vary depending on quantities ordered, calculated in accordance with Schedule 2.

1.17 Product Improvement	means any New Technology consisting of a development, enhancement or derivative of the Product, but only to the extent that such technology is applicable only to the Product.

1.18 Products
means the products listed in Schedule 7, and subsequent versions thereof, and such additional products that the Parties may from time to time separately agree in Writing shall be governed by the terms of this Agreement. In the case of such agreement, Schedule 7 shall be replaced with an updated version including such additional products and Product shall mean each unit of those Products.

1.19 Professional Field
means all channels of distribution resulting in the distribution of a Product to (a) licensed professional health-care providers (including hospitals, physicians (acting as such), and licensed professional health-care centers, (b) other third parties trained to administer and/or analyze diagnostic test, and (c) professional diagnostic laboratories.

1.20 Recall	means a recall or withdrawal of the Product and shall include any post-sale warning regarding such Product;

1.21 Receiving Points	means the premises designated by Matritech as the destination for each order of Products under Section 8.

1.22 Specification	means the specifications for the Product set out in Schedule 3, as they may be amended from time to time under Section 6.0.

1.23 Technology
means any methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, technical and marketing information, designs, data, know-how and other information.

1.24 Trademarks	means the registered trademarks of Matritech and pending trademark applications related to the Product, which are listed in Schedule 4.

1.25 Unit	means one item of the Product, e.g. one BladderChek Test.

1.26 Valid Claim
means, with respect to a particular country, a claim of an issued patent that (a) has not lapsed or become abandoned, disclaimed, denied, revoked, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (b) has not been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency for which there is no further right of appeal or for which the right of appeal is waived.

1.27 Writing or Written	means any form of written communication and any other similar expression, includes facsimile transmission and comparable means of communication, but not electronic mail.

2.0    Roles of the Parties

2.1    Matritech will be the customer purchasing Products from Inverness. Inverness will be a contract manufacturer. Inverness represents and warrants that it owns controls, or has licenses to the Inverness Patents. Certain Valid Claims of the Inverness Patents may cover the Products. Inverness further represents and warrants that the Inverness Patents include all of the patent rights in the lateral flow area (including issued patents and patent applications) owned, controlled, or licensed by Inverness or its Affiliates that cover the Products as of the Effective Date of this Agreement. The Inverness Patents are not being licensed to Matritech. The Price contemplates the existence of the Inverness Patents. Inverness may engage, as subcontract manufacturer, one or more Approved Custom Manufacturers to have Products manufactured. Inverness will sell to Matritech Products manufactured by Inverness or any such Approved Custom Manufacturer. Such Products may only be resold, distributed and used in the Professional Field by Matritech and its resellers, distributors and end-customers. Subject to the terms and conditions of this Agreement (including without limitation this clause 2.1 and clause 5.4), Matritech may resell any such Product to Matritech’s end-user customers, resellers and distributors (in any such case, only for resale, distribution and use in the Professional Field), and such resales and use by resellers are also contemplated in the Price. Matritech will notify any such reseller, distributor and end-customer in writing that Products may only be distributed for use in the Professional Field. Inverness covenants that Inverness and its Affiliates shall not sue or otherwise assert any claim or counterclaim against Matritech, its Affiliates, or any of its or their resellers, distributors or end-customers, to the extent based on a claim that any such person or entity, with respect to such person’s or entity’s use, distribution or sale of Products in accordance with the terms and conditions of this Agreement, infringes upon any Inverness Patent.

2.2    The initial Approved Custom Manufacturers are listed on Schedule 6 hereof. If Inverness elects to use an Approved Custom Manufacturer, Inverness agrees that it will enter into, and maintain in full force and effect, agreements with such Approved Custom Manufacturers, for the duration of the Term of this Agreement, covering the manufacture by such Approved Custom Manufacturer of the Products for delivery to Matritech. To the extent that any Affiliate of an Approved Custom Manufacturer is approved by Matritech (an “Approved Affiliate”), then such Approved Affiliate(s) will also be an Approved Custom Manufacturer.

2.3    The Parties shall meet at least once each year to review matters likely to be relevant to the manufacture and sale of the Product.

3.0    Orders for the Product.

3.1    Inverness agrees to, or to cause one or more of the Approved Custom Manufacturers to, deliver to Matritech, in sufficient quantities to satisfy Matritech’s orders which are made in accordance with the terms of this Agreement and on the delivery schedule established in accordance with the terms of this Agreement, Product manufactured by Inverness or such Approved Custom Manufacturer(s). Matritech agrees to purchase from Inverness such volumes of the Products as Matritech may order from time to time in accordance with the provisions of this Agreement. In the event that Inverness elects to use an Approved Custom Manufacturer, Matritech shall have the right with respect to each order of Products, to express a preference for a particular Approved Custom Manufacturer to manufacture the Products for Inverness to resell to Matritech pursuant to such order, however, the ultimate designation of an Approved Custom Manufacturer for each order shall be at Inverness’ sole discretion.

3.2    Matritech shall provide Inverness and the applicable Approved Custom Manufacturer with a Written forecast of its estimated monthly purchases of the Products for the twelve (12) month period commencing with the calendar month following the month in which such forecast is delivered to Inverness, the first three (3) months of which shall be binding on both Parties. Such forecasts shall represent Matritech’s commercially reasonable, good-faith estimate of its Product requirements from Inverness for such twelve (12) month period. Except for the first three (3) months as described in the preceding sentence and except as provided in clause 3.4, such forecasts are for the convenience of Inverness and any applicable Approved Custom Manufacturer only, shall not constitute firm purchase or shipping orders and shall not be binding upon, or create any obligation or liability with respect to, Matritech, Inverness or any applicable Approved Custom Manufacturer.

3.3    Contemporaneously with the execution of this Agreement, Matritech will deliver to Inverness or, if applicable, the applicable Approved Custom Manufacturer a sufficient quantity of Matritech Raw Materials to enable such Approved Custom Manufacturer to manufacture quantities of the Product covered by at least the first four (4) months of Matritech’s applicable forecast. Inverness will, or cause the applicable Approved Custom Manufacturer to, advise Matritech in Writing from time to time of the quantity of Matritech Raw Materials it has on hand and Matritech will supply additional quantities of Matritech Raw Materials so that Inverness or such Approved Custom Manufacturer always has an adequate supply of such Matritech Raw Materials to manufacture Product in accordance with this Agreement.

3.4    At the time each Written forecast is delivered by Matritech to Inverness and the applicable Approved Custom Manufacturer pursuant to clause 3.2, the first three (3) months of such forecast (the “Firm Order Period”) shall be deemed a firm order for the Product (a “Firm Order”), which Firm Order shall state actual quantities and delivery dates for the Product for the Firm Order Period; provided that no delivery date shall be earlier than [ ** ] days after the date of submission of that forecast. For purposes of clarification, after the first forecast is delivered, the first month’s quantity in each subsequent forecast shall not constitute a new Firm Order for that quantity, except to the extent the quantity is increased as described in clause 3.5 hereof. Quantities of Product delivered pursuant to a Firm Order shall not vary more than plus or minus five percent (+/- 5%) of such Firm Order. Inverness shall, or shall cause the applicable Approved Custom Manufacturer to, deliver the Product on the delivery date specified by Matritech in the relevant Firm Order in accordance with the provisions of this clause 3.4 or up to ten (10) Business Days prior to or after such delivery date.

3.5    Once a Firm Order is submitted to Inverness and any applicable Approved Custom Manufacturer with respect to any given Firm Order Period, Matritech may reasonably revise that Firm Order by providing Written notice to Inverness and such Approved Custom Manufacturer; provided, however, that if the revised Firm Order is for a larger quantity of Product, Inverness shall have [ ** ] days from the day of such revised Firm Order notice in which to deliver, or to have the applicable Approved Custom Manufacturer deliver, the amount of Product that is in excess of the amount ordered by Matritech pursuant to the original Firm Order. Notwithstanding the immediately preceding sentence, in the event Matritech wishes to increase a Firm Order by greater than [ ** ], Inverness is only required to reasonable commercial efforts, or to cause the applicable Approved Custom Manufacturer to make reasonable commercial efforts, to produce such additional volume of Products for Matritech.

3.6    If Matritech decreases the quantity set forth in Matritech’s Firm Orders, Matritech shall be responsible for the reasonable cost of materials for the Product purchased by Inverness or the applicable Approved Custom Manufacturer in accordance with Matritech’s Firm Orders; provided, however, that Matritech shall not be responsible for the reasonable cost of any materials that are or will be subsequently used by Inverness or the Approved Custom Manufacturer in respect of the Products. At Matritech’s option, Matritech may instruct Inverness to, or to cause the applicable Approved Custom Manufacturer to, utilize such materials in the future supply of Product and Inverness agrees to follow any such instruction. In addition, Inverness shall to use commercially reasonable efforts to, or to cause the applicable Approved Custom Manufacturer to use commercially reasonable efforts to, utilize such materials in the supply of product or in the manufacture of goods for third parties so as to minimize the amount of such materials that remain unused. Inverness shall advise, or shall direct the applicable Approved Custom Manufacturer to advise, Matritech in Writing of the amount and cost of excess materials resulting from Matritech’s decrease of Firm Orders that have not been used in the future supply of Products or in the manufacture of goods for third parties within ninety (90) days after the month for which the Firm Order is decreased. Matritech shall have the right, at its option, to have the excess material delivered to it or to another supplier of its choice.

3.7    Orders for the Products shall be given by Matritech to Inverness and any applicable Approved Custom Manufacturer in Writing, pursuant to a process to be mutually defined by the Parties in consultation with any Approved Custom Manufacturers.

3.8    In ordering and delivering Product, Matritech, Inverness and any applicable Approved Custom Manufacturer may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement, and, in the case of any conflict herewith, the terms of this Agreement shall control.

3.9    In partial consideration of sales of the Products, sales of the Products by Inverness to Matritech under this Agreement shall be at the Price calculated pursuant to Schedule 2 and shall be subject to credits as specified in such Schedule.

3.10    Matritech agrees with and undertakes to Inverness that it shall place orders with Inverness for manufacture under this Agreement of a minimum quantity of Products as set forth below, subject to performance by Inverness of its obligations under this Agreement:

First 12 months (Year 1):	[ ** ] Units
Second 12 months (Year 2):	[ ** ] Units

Notwithstanding the foregoing, if there is any shortfall in the number of units ordered by Matritech in Year 1 of this Agreement, Matritech shall have the right to roll that shortfall into Year 2 and order such Product during that period and any Year 1 shortfall in orders shall not be deemed to be a breach of this Agreement.

After the second 12 months, no minimum order shall apply.

3.11    The Approved Custom Manufacturers are as specified on Schedule 6 hereof, but the Parties reserve the right to mutually agree in Writing to change such designation from time to time. Inverness agrees to cooperate with Matritech throughout the term of this Agreement to establish or develop alternate subcontract manufacturers for the Product to ensure Matritech will have an uninterrupted and adequate supply of Product.

4.0    Quality of the Products

4.1    Inverness warrants to Matritech that all Products supplied to Matritech under this Agreement shall conform in all material respects to the Specification at the time of delivery and over the shelf life of the Product specified in clause 4.7 below.

4.2    Matritech may reject any of the Products which do not comply with clause 4.1 in accordance with the processes described in clause 4.6.

4.3    For the purposes of assuring to Matritech the quality of the Products required under this Agreement, Inverness shall, and shall cause each Approved Custom Manufacturer to, permit the duly authorized representatives of Matritech, at any time during normal working hours and on reasonable notice, to inspect, at its own expense, any premises of Inverness and/or the Approved Custom Manufacturer where any of the Products are manufactured or stored by such party. Such inspection shall only take place during the regular business hours of Inverness or the Approved Custom Manufacturer, and in such a manner as not to interfere unreasonably with the normal business activities of Inverness or the Approved Custom Manufacturer. Such inspections shall not be conducted hereunder more frequently than once every twelve (12) months, provided, however, that in the event that an inspection reveals material deficiencies in the Product, or customers have complained about specific quality or performance issues, Matritech may require additional inspections in such twelve (12) month period. Prior to commencing any such inspection, any representative of Matritech that is not subject to a binding and enforceable confidentiality agreement with Inverness or the Approved Custom Manufacturer shall enter into an agreement with Inverness and/or the Approved Custom Manufacturer which prohibits the disclosure of any information relating to Inverness or the Approved Custom Manufacturer to any party, including Matritech, except that such auditor may issue a report to Matritech, the sole purpose of which shall be to report to Matritech whether Inverness or the Approved Custom Manufacturer is in compliance with the requirements of clause 4.1 above, including a summary of and sufficient detail regarding the scope, quality, and methodology of such compliance or lack thereof.

4.4    Inverness shall, or shall cause the applicable Approved Custom Manufacturer to, submit to Matritech for approval a minimum of [ ** ] samples of Product from each trial production run. For the avoidance of doubt, Matritech shall pay for such samples in accordance with Section 3 above. Inverness or the applicable Approved Custom Manufacturer shall not commence any full production run until Matritech has communicated its approval of the trial production run samples to Inverness and the applicable Approved Custom Manufacturer in Writing. Approval shall not be unreasonably withheld or delayed by Matritech. If Written approval takes more than ten (10) Business Days, Inverness shall be deemed not to be in breach of any delivery obligations under this Agreement in respect of the Products affected by such delay in approval. Once Matritech has advised Inverness and the applicable Approved Custom Manufacturer in Writing of its approval of the trial production run samples, Inverness shall cause the full production run of the Product to be manufactured and delivered to Matritech.

4.5    The Parties will agree upon the quality control system which will be implemented at the premises of Inverness or the applicable Approved Custom Manufacturer prior to the dispatch of the Products, whether from a trial production run or a full production run. In the event of a change of Specification during the term of this Agreement or a regulatory change which results in the need for a revised quality control system, the Parties agree to cooperate in good faith to determine the revised quality control system to be implemented at the premises of Inverness or the applicable Approved Custom Manufacturer. Inverness agrees to, or to cause the Approved Custom Manufacturer to, implement and utilize the quality control system, as it is agreed to from time to time.

4.6    In the event of any Products failing to comply with the warranty set forth in clause 4.1 above, Matritech shall notify Inverness and the applicable Approved Custom Manufacturer in Writing of the failure as soon as reasonably practicable.  In the event that no such Written notice of warranty breach is given to Inverness and the applicable Approved Custom Manufacturer within ten (10) Business Days of the receipt of Product at the Receiving Point, then that shipment of Product shall be deemed to be accepted by Matritech, provided, however, that Matritech reserves the right to revoke its acceptance and reject the Products if subsequent testing, to occur within thirty (30) calendar months after Matritech’s receipt of the Product at the applicable Receiving Point, reveals that the Products fail to conform in material respects with the Specification.

4.7    The Parties agree that upon the Effective Date, the shelf life of the Products shall be [ ** ] and that any extension of the shelf life (and revision of the Specification to a shelf life longer than [ ** ]) shall only be made in writing during the term of this Agreement based upon accumulation of accelerated and/or real time data related to the Products.

4.8    Matritech shall inform Inverness and the applicable Approved Custom Manufacturer in Writing of any claim relating to quantitative defects in shipments (shortfall or overage) of Product within thirty (30) days following actual receipt of such shipments by Matritech at the Receiving Points, and Matritech shall provide Inverness and the applicable Approved Custom Manufacturer with copies of any appropriate documents relating to such quantitative defects that Matritech has in its possession. Inverness shall, or shall cause the applicable Approved Custom Manufacturer to, provide Matritech with any quantities of such Product missing as soon as reasonably possible after receipt of notice from Matritech. Matritech shall only be obligated to pay for actual quantities of Product received. Any claim for a quantitative defect which is not made within such thirty (30) day period shall be deemed to have been waived by Matritech.

4.9    In the event of any Product failing to comply with the warranty set forth in clause 4.1 above, Matritech shall have the option of requiring Inverness to provide replacement Product manufactured by Inverness or the applicable Approved Custom Manufacturer or to issue a credit for the amount of the Product supplied which did not meet such warranty. In addition, Inverness shall pay Matritech the reasonable cost of the Matritech Raw Materials which were incorporated into the rejected Product and the cost of all shipping, insurance and other charges incurred by Matritech in connection with the transport of the Product failing to comply with the warranty set forth in clause 4.1 from Inverness or the applicable Approved Custom Manufacturer to the Receiving Point. Matritech shall notify Inverness and the applicable Approved Custom Manufacturer in Writing of its decision on whether it has elected either delivery of replacement Product or a credit within five (5) Business Days of notifying Inverness and the applicable Approved Custom Manufacturer of the failure of any Product to comply with the warranty set forth in clause 4.1 above.

4.10    Except as set forth in clauses 9.1, and this clause 4.10, Inverness’ and any Approved Customer Manufacturer’s only liability in respect of Product that does not comply with the warranty set forth in clause 4.1 above, or which is subject to a Recall as a result of the Product not conforming to this Specification or applicable U.S. FDA regulations shall be set forth in clause 4.9 above.

4.11    The Parties acknowledge and agree that in the event any problems occur with either the Matritech Raw Materials or the applicable Inverness/Approved Custom Manufacturer Raw Materials, Matritech will work with Inverness or the applicable Approved Custom Manufacturer and Inverness will, or will cause the applicable Approved Custom Manufacturer to, work with Matritech to attempt to troubleshoot any problems and in doing so such parties will act reasonably and in good faith. The time to troubleshoot any problems will be at least thirty (30) days unless the Parties agree to the contrary and during that 30 day period, no Party shall argue that the other is in breach of the terms of this Agreement.

4.12    Matritech will assist each Inverness and Approved Custom Manufacturer in defining processes and procedures necessary to ensure compliance with all FDA requirements for Good Manufacturing Practices. Inverness will, or will cause each Approved Custom Manufacturer to, maintain a complete device history file as well as the records identified by Matritech including information regarding quantities, lot numbers and shipping data for at least two years beyond the expiration date of the Product. Inverness will deliver copies of all records that are not, or are not deemed by the Approved Custom Manufacturer to be, confidential for inclusion in a duplicate device history record.

4.13    Matritech shall, from time to time during the period of manufacture of the Products and at the reasonable request of Inverness, consult with Inverness and any applicable Approved Custom Manufacturer with respect to the process of manufacture of the Product.

4.14    Each of the Parties shall make available to the other Party and each Approved Custom Manufacturer a senior manager who shall be responsible for liaising in connection with the manufacture of the Product. Inverness shall cause each Approved Custom Manufacturer to make available to Matritech a senior manager who shall be responsible for liaising in connection with the manufacture of the Product.

4.15    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INVERNESS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

5.0    Manufacture and Delivery of Products

5.1    Inverness shall, or shall cause the applicable Approved Custom Manufacturer to, use commercially reasonable efforts to manufacture sufficient stocks of the Products to fulfil Inverness’ obligations under this Agreement.

5.2    Matritech shall provide Inverness or the applicable Approved Custom Manufacturer with the Matritech Raw Materials free of charge, and Inverness or the applicable Approved Custom Manufacturer shall provide the Inverness/Approved Custom Manufacturer Raw Materials as part of the Price set forth in Schedule 2 hereof.

5.3    Inverness shall, or shall cause the applicable Approved Custom Manufacturer to, arrange for transport and insurance coverage of the Product from the premises of Inverness or such applicable Approved Custom Manufacturer to the Receiving Point in accordance with the shipping method, carrier and other details, if any, specified by Matritech. The costs of transport and insurance shall be included in the price, except as provided in clause 4.9 hereof.

5.4    Title to and risk of loss of the Products shall pass from Inverness to Matritech once the Products reach the Receiving Point. The Receiving Points shall be as set forth on Schedule 8 hereof, which may be amended by mutual written agreement of the Parties.

6.0    Product Improvements; Modifications; Changes

6.1    Inverness shall, or shall cause each Approved Custom Manufacturer to, promptly disclose to Matritech any Product Improvements developed in the course of Inverness or such Approved Custom Manufacturer’s manufacture of the Products. Matritech shall have the right to submit a Written request to change the Specification to incorporate the Product Improvements into the Product.

6.2    Whether or not a Product Improvement exists, Matritech shall have the right to request a change to the Specification or to create a separate new Specification to be applicable to some Products to be manufactured under the Agreement (each, a “Change”). If Inverness agrees to proceed with the requested Change, the Change will only be processed in accordance with a time frame agreed upon in Writing and in advance by Inverness and Matritech.

6.3    The Parties agree that, in the event Matritech requests a Change for any reason, and provided that Inverness agrees in Writing to proceed with such Change, the Parties shall cooperate in good faith to attempt to mutually determine an appropriate Price adjustment which will, when negotiated, be memorialized in a revised Schedule 2. Matritech shall be responsible for all such Price adjustments resulting from each Change and for obtaining any regulatory approvals that may be required as a result of each Change.

6.4    In the event of a Change, Matritech may require Inverness to, or to cause the Approved Custom Manufacturer to, perform validation pilots prior to beginning production of the revised Product. Notwithstanding the foregoing to the contrary, Inverness shall not be required to, or to cause the Approved Custom Manufacturer to, perform validation pilots of the revised Product until such time as the Parties mutually agree in Writing on an equitable price for (a) Inverness’ or the Approved Custom Manufacturer’s work on the pilots, taking into consideration that the Product will not be resold by Matritech, and (b) any resulting Product which may be ordered and manufactured following successful completion of the validation pilots.

7.0    Price of the Products

7.1    Subject to the following provisions of this Section 7.0, the Price for each of the Products paid by Matritech to Inverness shall be the Price reflected in or calculated in accordance with Schedule 2. Inverness reserves the right to increase prices once per year, at the beginning of each calendar year after 2007, with 30 days written notice. Price increases will be limited to no more than [ ** ] or the percentage annual increase in PPI for in-vitro diagnostic products for the immediately preceding calendar year period, which ever is greater. Inverness owns or has a license to the Inverness Patents. Certain Valid Claims of the Inverness Patents may cover the Products. The Inverness Patents are not being licensed to Matritech. The Price contemplates the existence of the Inverness Patents. Inverness and its Affiliates shall not sue or otherwise assert any claim or counterclaim against Matritech, its Affiliates, or any of its or their resellers, distributors or end-customers, to the extent based on a claim that any such person or entity, with respect to such person’s or entity’s use, distribution or sale of Products prior to the Effective Date, infringed upon any Inverness Patent.

7.2    The Price for the Products shall be inclusive of any costs of shipping packaging, carriage and insurance of the Products.

7.3    Inverness shall invoice Matritech by the 14th (fourteenth) day of each month for the Price in respect of all deliveries of the Products made under this Agreement during the previous month, and Matritech shall pay all undisputed sums for Products complying with the terms of this Agreement in cleared funds to the bank nominated by Inverness within 30 (thirty) days from the date on which each invoice is submitted by Inverness. If Matritech is entitled to a credit under clause 4.9 above or Schedule 2 hereof, it may apply the credit to amounts due from it to Inverness under this Agreement.

7.4    If Matritech fails to pay any undisputed sum on the due date, then without prejudice to clause 16.2:

7.4.1
the unpaid amount shall bear interest from the due date until payment is made in full, both before and after any judgment, at [ ** ] per cent per annum over the rate quoted in the Wall Street Journal from time to time; and

7.4.2	Inverness shall be entitled to suspend deliveries of the Products until the outstanding amount has been received by Inverness from Matritech.

7.5    If Matritech disputes the amount of any invoice received from Inverness, it shall provide Inverness with Written notice of the dispute within ten (10) Business Days of receipt of the invoice. The Parties agree that they shall diligently attempt, in good faith, to expeditiously resolve any dispute regarding the correct amount of the invoice. If the dispute is not resolved within 30 days, any Party may resort to appropriate dispute resolution processes.

8.0    Intellectual Property and Trademarks

8.1    The Parties agree that ownership of the Matritech Technology shall remain with Matritech.

8.2    The Parties acknowledge and agree that all Product Improvements shall be owned by Matritech. Inverness agrees to assign and does hereby assign the Product Improvements along with all Intellectual Property in and to such Product Improvements to Matritech. Inverness shall require all Approved Contract Manufacturers contributing to the development of the Product Improvements to have executed written instruments with Inverness, assigning all right title and interest in and to the Product Improvements and the Intellectual Property in and to such Product Improvements to Inverness.

8.3    Matritech hereby grants, and will grant, to Inverness and any Approved Custom Manufacturer non-exclusive, fully paid up, royalty-free license, under all of Matritech’s Intellectual Property in, to and/or covering the Products and/or Product Improvements, to perform all obligations under this Agreement.

8.4    Matritech authorizes Inverness and any Approved Custom Manufacturer (as a subcontractor of Inverness) to apply the Trademarks listed in Schedule 4 to the Products for the purposes of performing its obligations under this Agreement.

8.5    Inverness will provide Written notice to Matritech within five Business Days after any loss of Inverness Patent rights by Inverness. Inverness agrees to provide Matritech with prompt Written notice of the occurrence of any event that may give rise to termination of any of rights of Inverness under the Inverness Patent, as well as Written notice of any receipt by Inverness of paperwork purporting to terminate any of its rights under the Inverness Patents.

9.0    Liability and Indemnification

9.1    Inverness shall indemnify and hold Matritech harmless from and against any and all third party suits, actions, losses, obligations, deficiencies, liabilities, claims, damages, cost and expense (including court costs and reasonable attorney fees) (collectively, “Claims”) which arise out of, are caused by, relate to or result or occur from or in connection with (a) the failure of any Product manufactured by Inverness or an Approved Custom Manufacturer to comply with the warranty set forth in clause 4.1 above or (b) a claim that the manufacturing processes of Inverness or any Approved Custom Manufacturer infringes or misappropriates the Intellectual Property of a third party. For purposes of clarity, a third party is a party other than Inverness and Matritech.

9.2    Except for liability which is contemplated by Section 9.1, Matritech agrees to indemnify and hold Inverness and each Approved Custom Manufacturer harmless from and against any and all Claims which arise out of, are caused by, relate to or result or occur from or in connection with any and all Products and components thereof, including, without limitation, all Biologicals, including without limitation, Claims which arise out of, are caused by, relate to or result or occur from or in connection with (i) the use and/or sale of the Products; and (ii) any allegation that the Products infringe the Intellectual Property Rights of a Third Party (except to the extent that such allegations concern a Claim for which Matritech is entitled to indemnification pursuant to clause 9.1)

9.3    If a Claim is made against either Party hereto and the Party against whom said Claim is made intends to seek indemnification with respect thereto as set forth in this Section 9.0, the indemnitee will promptly give Written notice to the indemnifying Party of such Claim.

9.4    An indemnifying Party may, but shall not be obligated to, take charge of the defense (including any settlements) of such a Claim, provided however that (a) the indemnifying Party shall keep indemnitee informed of, and consult with indemnitee in connection with the progress of such claim or settlement, (b) the indemnitee shall have the right to participate in such Claim or settlement thereof with counsel selected by indemnitee at indemnitee’s expense and (c) the indemnifying Party shall not have any right, without indemnitee’s Written consent, to settle any such claim if such settlement would adversely affect indemnitee.

10.0    Disclaimer of Damages. EXCEPT FOR LIABILITY ARISING UNDER SECTION 9 ABOVE, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY UNDER THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTIAL, MULTIPLE OR PUNITIVE DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

11.0    Recalls

11.1    Inverness shall, and shall cause each Approved Custom Manufacturer to, comply and assist with any Recall initiated by Matritech. Inverness may not initiate a Recall if Matritech objects to such Recall, except to the extent, in the reasonable opinion of Inverness’ lawyers, Inverness is required to do so by applicable law and/or regulatory requirements. Matritech shall comply and assist with any such Recalls initiated by Inverness. Except for where Inverness initiates a Recall due to legal or regulatory requirements as described above, Matritech shall have sole responsibility for managing any Recall of the Product, provided that Matritech shall consult with Inverness prior to initiating any Recall.

11.2    Except as required by applicable law and/or regulatory requirements, all communications made in connection with any Recall shall come solely from Matritech, provided that Matritech shall consult with Inverness prior to sending such a communication and shall obtain Inverness’ Written acknowledgement prior to dispatching the communication. In the case of any permitted communications by Inverness in connection with any Recall, Inverness will not send any such communication without Matritech’s prior Written consent.

11.3    Upon receiving from any authority having jurisdiction any direction to Recall any Product from the market, the receiving Party shall immediately notify the other Party in accordance with the terms hereof.

11.4    The cost of implementing any Recall shall be borne by Matritech except as provided in clause 4.10 hereof.

12.0    Regulatory Approval

12.1    As among the Parties, Matritech is solely responsible for obtaining regulatory approvals and registrations of the Product in all regulatory jurisdictions in which the Products are intended to be marketed and Matritech shall be the sole owner of such approvals and registrations.

12.2    Inverness shall, and shall cause the Approved Custom Manufacturer to, provide Matritech or, at the request of Matritech, any regulatory authority with any documentation, data and other information relating to the Products that may be necessary for Matritech’s regulatory approval and maintenance efforts with respect to the marketing of the Products. Matritech shall cooperate with Inverness and any Approved Custom Manufacturer with respect to the submission of any such documentation, data and other information to any regulatory authority.

13.0    Confidentiality

13.1    Except in accordance with the terms of this Agreement, neither Party shall, either during the period of this Agreement or at any subsequent time, disclose to any other person any Identified Confidential Information disclosed to it by the other Party under this Agreement, and each Party shall use commercially reasonable efforts, and in any event at least as rigorous as those it uses to protect its own confidential information, to keep the other Party’s Identified Confidential Information confidential. In addition, Inverness shall cause each Approved Custom Manufacturer to keep confidential and to refrain from disclosing any Matritech Identified Confidential Information. Any Identified Confidential Information of an Approved Custom Manufacturer shall be deemed Inverness’ Identified Confidential Information.

13.2     The Identified Confidential Information of a disclosing Party may be disclosed to:

13.2.1	any employees of the receiving Party and any Affiliates of the receiving Party in question, or

13.2.2	any governmental or other authority or regulatory body, or

13.2.3	in the case of disclosure of Matritech Identified Confidential Information by Inverness, any Approved Custom Manufacturer,

but only to the extent necessary for the purposes of this Agreement or as required by law, and subject in the case of disclosure under clause 13.2.1 and 13.2.3 to the Party in question first obtaining a Written undertaking from the entity to whom the disclosure is made to be bound to maintain the confidentiality of the Information on terms at least as strict as the terms of this Agreement.

13.3    No Party shall use the name of another Party in any publication, press release or advertising without the prior Written consent of the Party to be named. Notwithstanding the foregoing sentence, any Party may make such regulatory filings (and include such information therein) as it deems necessary or appropriate to comply with stock exchange or Securities and Exchange Commission rules and regulations or to comply with any court order or law.

14.0    Technology Transfer

14.1    At any time during the term of this Agreement and upon the termination of this Agreement for any reason, Inverness will at Matritech’s request (a) transfer, or cause the applicable Approved Custom Manufacturer to undertake a transfer of, the Product Improvements either to Matritech or to such third party as Matritech shall specify and (b) use commercially reasonable efforts to, or cause the applicable Approved Custom Manufacturer to use commercially reasonable efforts to, promptly and accurately transfer the Product Improvements.

14.2    There shall be no Technology transfer fee applicable to any transfer of the Product Improvements, but Inverness, for itself or the applicable Approved Custom Manufacturer, may request from Matritech reasonable compensation for the time expended by its operations and/or technical personnel in undertaking the transfer. If Inverness does request such reasonable compensation, Matritech agrees to negotiate in good faith with Inverness to determine the amount of such compensation to be paid.

15.0    Force Majeure

15.1    If either Party is affected by any Force Majeure circumstance, it shall promptly notify the other Party of the nature and extent of the circumstance in question.

15.2    Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other Party, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure circumstance of which it has notified the other Party, and the time for performance of that obligation shall be extended accordingly.

15.3    If the Force Majeure circumstance in question prevails for a continuous period in excess of 30 days, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing on such alternative arrangements as may be fair and reasonable. If no mutually satisfactory arrangement is agreed upon within 15 days, either Party shall have the right to terminate this Agreement. In the case of Inverness as a manufacturer, if the Force Majeure circumstance is preventing Matritech from obtaining Product, Matritech shall have the right to request that Inverness request that Inverness use an Approved Custom Manufacturer for such manufacture. In the case of an Approved Custom Manufacturer as a manufacturer, if the Force Majeure circumstance is preventing Matritech from obtaining Product manufactured by a specific Approved Custom Manufacturer, Matritech shall have the right to request that Inverness remove that entity from the status of Approved Custom Manufacturer under this Agreement and the right to request that Inverness substitute a different Approved Custom Manufacturer. Inverness shall evaluate any such request, however, the ultimate designation of an Approved Custom Manufacturer for each order and any substitutions thereof shall be at the sole discretion of Inverness.

16.0    Duration and Termination

16.1    This Agreement shall come into force immediately on the Effective Date and, subject to the following provisions of this Section 16.0, shall continue in force for a period of five (5) years. Thereafter, the Agreement shall renew automatically for additional one (1) year periods, unless or until terminated by either Party giving to the other Party at any time not less two hundred and seventy (270) days Written notice to expire on or at any time after the end of the initial period and/or applicable renewal period.

16.2    Inverness shall be entitled forthwith to terminate this Agreement by giving Written notice to the other Party if:

16.2.1
Matritech commits any material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the breach within thirty (30) days after receipt of a Written notice giving full particulars of the breach and requiring it to be remedied. In the case of such a breach which is not capable of remedy, there will be no opportunity to remedy and this Agreement will terminate upon receipt of such Written notice;

16.2.2	Matritech commits any breach of clause 3.10 above;

16.2.3	Matritech shall be adjudicated bankrupt, goes into receivership or trusteeship, makes a voluntary arrangement with its creditors or enters into any similar proceeding of the same nature;

16.2.4
Matritech goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the company resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on Matritech under this Agreement); or

16.2.5	Matritech ceases, or threatens to cease, to carry on business.

16.3    Matritech shall be entitled forthwith to terminate this Agreement by giving Written notice to the other Party if:

16.3.1
Inverness commits any material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the breach within thirty (30) days after receipt of a Written notice giving full particulars of the breach and requiring it to be remedied. In the case of such a breach which is not capable of remedy, there will be no opportunity to remedy and this Agreement will terminate upon receipt of such Written notice;

16.3.2	Inverness shall be adjudicated bankrupt, goes into receivership or trusteeship, makes a voluntary arrangement with its creditors or enters into any similar proceeding of the same nature;

16.3.3
Inverness goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the company resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on Inverness under this Agreement);

16.3.4	Inverness ceases, or threatens to cease, to carry on business; or

16.3.5	Inverness loses rights to any of the Inverness Patents.

16.4    As an alternative to termination of this Agreement in the event an Approved Custom Manufacturer is the cause of the conduct that gives grounds for termination under clauses 16.3.1 above, Matritech shall have the option of terminating the status of that Approved Custom Manufacturer and requesting the substitution of another Approved Custom Manufacturer in its place.

16.5    Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

16.6    The rights to terminate this Agreement given by this Section 16.0 shall not prejudice any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

16.7    On the termination of this Agreement for any reason, Inverness shall, and if an Approved Custom Manufacturer is manufacturing the applicable Product, shall cause the applicable Approved Custom Manufacturer to:

16.8.1	cease to manufacture the Products;

16.8.2	cease to use any of the Trademarks;

16.8.3	destroy any tangible copies of Matritech’s Identified Confidential Information; and

16.8.4	promptly return to Matritech all unused Matritech Raw Materials.

16.9    On the termination of this Agreement for any reason, Inverness shall destroy any tangible copies of the Matritech’s Identified Confidential Information.

16.10    On the termination of this Agreement for any reason, Matritech shall destroy any tangible copies of Inverness’ Identified Confidential Information.

16.11    The provisions of 4, 8, 9, 10, 13, 17, and 18 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement for any reason.

17.0    Notices and Service

17.1    Any notice required or authorized by this Agreement may be given by hand delivery; sent by certified or registered mail, return receipt requested; by facsimile transmission providing a confirmation of transmission, or sent by an internationally recognized courier service.

17.2    Any notice delivered in hand shall be deemed given on the date of delivery. A notice given by certified or registered mail which is not returned to the sender as undelivered shall be deemed to have been given on the earlier of the date reflected for delivery on the signed return receipt or the fifth day after the envelope containing it was so posted if the return receipt is undated. A notice given by facsimile transmission shall be deemed given on the business day on which the transmission was sent if the confirmation reflects that it was successfully transmitted on or before 5:30 p.m. at the place of delivery (e.g. Wales or Massachusetts) on a business day at the place of delivery, or otherwise it shall be deemed delivered on the next business day. A notice given by internationally recognized courier service shall be deemed given on the second business day after depositing with the courier service.

17.3    All notices concerning or arising out of this Agreement shall be addressed to the Parties as follows:

If to Matritech:	Matritech, Inc.
330 Nevada Street
Newton, MA 02460 USA
Attn.: President
(617) 928-0821 (facsimile)

If to Inverness:	Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Attn: General Counsel’s office
(617) 647 3939 (facsimile)

or to such other officer at such other address as may be specified from time to time by notice complying with the provisions hereof.

18.0    Miscellaneous

18.1    This Agreement is personal to the Parties and neither of them may, without the Written consent of the other, assign or transfer any of its rights, or sub-contract or otherwise delegate (other than as provided herein with respect to Approved Custom Manufacturers) any of its obligations, under this Agreement; provided, however, that a Party may assign this Agreement to an entity or person who acquires all or substantially all of its business (or segment, such as Matritech’s NMP22 product line) by merger, sale of assets or otherwise. Notwithstanding the foregoing, Matritech may not assign this Agreement to any competitor of Inverness that sells bladder cancer detection products without the prior Written consent of Inverness, which consent may be withheld by Inverness in its sole discretion. Any attempted assignment, delegation or transfer by a Party in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

18.2    The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other Party, (ii) create a franchise, partnership, agency, joint venture or employment relationship between the Parties, or (iii) allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

18.3    This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements and undertakings between the Parties, and may not be modified except by an instrument in Writing signed by the duly authorized representatives of the Parties.

18.4    The headings in this Agreement are for convenience only and shall not affect its interpretation.

18.5    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendment or notice required or permitted by this Agreement, may also be executed via facsimile, which shall be deemed an original.

18.6    If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid and enforceable.

18.7    This Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of law principles. Each of the Parties consents to venue and jurisdiction in any court of competent jurisdiction sitting within the Commonwealth of Massachusetts.

In witness whereof, the Parties hereto have executed this Agreement as of the date first above Written.

Inverness Medical Innovations, Inc.	Matritech, Inc.

By: /s/ Ron Zwanziger	By: /s/ Stephen D. Chubb
Its: CEO	Its: CEO

By: __/s/ Anne Warner___________
Its _ Asst. Sec’y____________ __

List of Schedules

Schedule 1 - Inverness Patents
Schedule 2 - Price
Schedule 3 - Specification
Schedule 4 - Trade Marks
Schedule 5 - Matritech Raw Materials
Schedule 6 - Approved Custom Manufacturers
Schedule 7 - Products
Schedule 8 - Receiving Points

Schedule 1
Inverness Patents

[ ** ]

Schedule 2
Price

$[ ** ] per test, with devices packaged 24 to a box with 3-10 boxes per carton

Schedule 3
Specification

Schedule 3 - NMP22® BladderChek® Test Specification

1.	Purpose

This Specification is written to ensure the quality of the Matritech NMP22® BladderChek® Test (Product) purchased from Inverness Medical and to ensure the Product’s suitability for its intended use.as described in its labeling. All Product must conform to the Specification and all applicable US and foreign regulations.

2.	Definitions

Test:	Each test consists of one test cassette, one transfer pipet, and one desiccant pack sealed in a foil pouch.

Test kit:	Each test kit consists of 24 BladderChek® Tests packed in a labeled carton with IFU and reorder reminder (2, non-CE, only).

In achieving all specifications set forth below, the manufacturer must follow and conform to all procedures provided by Matritech, Inc. and must utilize the materials and components provided and/or specified and approved by Matritech, Inc.

[ ** ]

7.	Packing and Shipping

7.1	Test kits must be packaged in shippers so as to minimize product damage. Shippers must be received at the specified Receiving Point with no damage to the Product.

7.2	Product must be shipped at [ ** ]°C to arrive at the specified Receiving Point in no more than [ ** ] calendar days.

8.	Other

8.1	A copy of the completed device history records must accompany the shipment or be faxed or emailed separately if the shipment is intended for a Receiving Point other than Matritech, Newton, MA.

Schedule 4
Trade Marks

Matritech
NMP22
BladderChek
NMP22 BladderChek

Schedule 5
Matritech Raw Materials*

Test line antibody
Gold conjugate

*Unless provided by Inverness or an Approved Custom Manufacturer at the time of execution of this agreement

Schedule 6
Approved Custom Manufacturers

British Biocell International Limited
Golden Gate
Ty Glas Avenue
Cardiff, CF14 5DX

Unotech Diagnostics, Inc.
2245 Polvorosa Avenue, Suite 220
San Leandro, CA 94577

All manufacturing subsidiaries of Inverness, including without limitation those currently located in Bedford UK; Hangzhou, China; and Shanghai, China.

Schedule 7
Products

NMP22 BladderChek Test

Schedule 8
Receiving Points

Matritech, Inc., Newton, MA
Matritech GmbH, Freiburg, Germany